EXHIBIT 21

                         Subsidiaries of the Registrant
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Legal Name of Entity                        Jurisdiction of Organization       Ownership Interest

Indian River Banking Company (Registrant)

     Indian River National Bank                   United States                       100%
          Indian River Real Estate LLC            Florida                             100%

     Indian River Title Company, LLC              Florida                             100%
     IRNB Insurance Services LLC                  Florida                             100%
     Indian River Capital Trust 1                 Delaware                     100% of voting securities

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